AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

DATED FEBRUARY 19, 2001

       THIS AMENDMENT NO. 1 to Agreement and Plan of Merger is made and entered into this __ day of April, 2001, by and among VAIREX CORPORATION, a Colorado corporation ("Vairex"), GUARDIAN TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation ("Guardian") and GUARDIAN ACQUISITION CORPORATION, a Colorado subsidiary of Guardian ("GAC").

WITNESETH:

       WHEREAS, the parties executed and delivered a certain Agreement and Plan of Merger dated as of February 19, 2001 (the "Merger Agreement"); and

       WHEREAS, the parties desire to modify and amend certain provisions of the Merger Agreement in the particulars hereinbelow set forth.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the parties agree as follows:

       1.       Section 7.1 of the Merger Agreement is hereby amended to provide that the Vairex Bridge, as defined therein, shall be amended to consist of gross proceeds of up to $1,500,000.

       2.       Subject to Vairex having received on or before April 15, 2001 irrevocable and unconditional subscriptions to purchase securities in the Vairex Bridge in an aggregate amount of not less than $500,000, the parties agree that the Merger Agreement shall be amended as follows:
a.	Section 7.2 of the Merger Agreement shall be deleted.

b.	Section 7.3 of the Merger Agreement shall be amended to provide that the Guardian Private Offering shall be undertaken on a best efforts basis.

c.	The conditions to closing set forth in Sections 8.2(r) and (s) and Section 8.3(p) shall be waived.

       3.       The parties stipulate and agree that the covenants contained in Section 7.4 of the Merger Agreement related to Vairex recapitalization and debt restructure have been fulfilled and that the provisions of Sections 8.2(t) and 8.3(q) have been satisfied.

       4.       Section 13.1(b) of the Merger Agreement is hereby amended to provide that the termination date shall be extended to September 30, 2001.

       5.       Section 16 of the Merger Agreement is hereby amended to provide that, subject to Vairex receiving irrevocable and unconditional subscriptions to purchase securities in the Vairex Bridge in the aggregate amount of not less than $500,000, Vairex agrees that out of the proceeds of the Vairex Bridge, Vairex shall pay the costs and expenses incurred by Guardian in connection with consummating the transactions provided for in the Merger. In the event the Merger Agreement is terminated without consummation of the Merger, all advances made by Vairex shall, at the option of Vairex, be (i) repaid by Guardian, together with interest at the rate of eight percent (8%) per annum, on or before ninety (90) days following the termination date or (ii) converted by Vairex into shares of Guardian common stock at a conversion price per share equal to the average closing bid price of Guardian common stock on the over-the-counter market for the five (5) consecutive trading days immediately prior to the termination date.

       6.       This Amendment may not be construed to amend the Merger Agreement in any way except as expressly set forth herein. The execution and delivery of this Amendment does not constitute and this Amendment may not be construed to constitute a waiver by any party of:
a.	Any breach of the Merger Agreement by any party, whether or not such breach is now existing or currently known or unknown to the non-breaching party or parties; or

b.	Any right or remedy arising from or available to a party by reason of a breach of the Merger Agreement by any other party or parties.

       7.       The parties hereby confirm that the Merger Agreement, as amended by this Amendment, is in full force and effect.

       8.       Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Merger Agreement.

       IN WITNESS WHEREOF, the parties have signed this Agreement the date and year first above written.
Vairex:	VAIREX CORPORATION, a Colorado corporation,

By:________________________________________
_________________________________________

Guardian:	GUARDIAN TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation

By:________________________________________
________________________________________

GAC:	GUARDIAN ACQUISITION COMPANY, a Colorado subsidiary of Guardian

By:________________________________________
________________________________________